Exhibit 8.1

Dentons Rodyk & Davidson LLP 80 Raffles Place #33-00 UOB Plaza 1 Singapore 048624 G +65 6225 2626 F +65 6225 1838
dentons.rodyk.com

6 November 2026

Behneh Limited

Behneh (Singapore) Pte. Ltd.

230 Victoria Street

#15-00 Bugis Junction

Singapore 188024

RE:    BEHNEH LIMITED – SINGAPORE LEGAL OPINION

Dear Sirs,

1.	We act as Singapore legal counsel to Behneh Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with the registration statement on Form F-1, including the prospectus forming part of it and any amendments or supplements to it, filed or to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, in relation to the proposed initial public offering of ordinary shares of the Company (the “Registration Statement” and the “Offering”, respectively).

2.	This opinion is furnished solely in connection with the Registration Statement and is limited to the matters of Singapore law expressly set out in paragraph 10. We do not express any opinion on the due authorisation, valid issuance, fully paid or non-assessable status of any shares or other securities of the Company.

3.	In this opinion, unless the context otherwise requires, the following terms shall carry the following meaning:

“ACRA”	means the Accounting and Corporate Regulatory Authority of Singapore;

“ACRA Search”	means the ACRA business profile in respect of the Singapore Subsidiary dated 30 October 2026;

“Companies Act”	means the Companies Act 1967 of Singapore;

“Court Searches”	means the searches of the Singapore Courts’ publicly available litigation search facilities conducted at the Search Date against the Singapore Subsidiary;

“Directors”	means the persons entered as directors of the Singapore Subsidiary in its ACRA business profile as at the Search Date;

“MAS”	means the Monetary Authority of Singapore;

“MPI Licence”	means major payment institution licence number PS20200321 issued by MAS to the Singapore Subsidiary on 28 January 2020, as evidenced by the licence and licence record examined by us;

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“Officer’s Certificate”	means the certificate dated 30 October 2026 signed by a director or authorised officer of the Singapore Subsidiary containing declarations;

“PS Act”	means the Payment Services Act 2019 of Singapore;

“Registration Statement”	means the version dated 28 October 2026 reviewed by us;

“Search Date”	means 30 October 2026;

“Singapore Subsidiary”	means Behneh (Singapore) Pte. Ltd. (UEN: 201725880E), formerly known as Remsea Pte. Ltd.;

“Shareholder”	means Behneh International Limited, being the person entered in the electronic register of members as the sole shareholder of the Singapore Subsidiary as at the Search Date;

“Specified Disclosure”	means the statements in the Registration Statement identified in Schedule 1; and

“Specified Offences”	means the twenty-eight contraventions of MAS Notice PSN01 identified by MAS in respect of the period from August 2020 to August 2023 and accepted for composition by the Singapore Subsidiary.

4.	For purposes of this opinion, we have reviewed the following:

a.	Instant information (company) searches (“ACRA Search”) of the Singapore Subsidiary dated 30 October 2026;

b.	MAS Financial Institutions Directory search in respect of the Singapore Subsidiary conducted on the Search Date;

c.	Litigation and winding up searches conducted on the Singapore Subsidiary (“Singapore Company Court Searches”) made on the public records of the Supreme Court and State Courts (as the case may be) of Singapore in respect of litigation and winding up proceedings filed during the year 2026 (where applicable) conducted on 30 October 2026; and

d.	the Officer’s Certificate dated 30 October 2026.

5.	Our findings in this opinion are subject to the following assumptions and basis:

a.	Other than the Documents, we have not reviewed any other document. Our Opinion herein is accordingly subject to there not being anything contained in any document not reviewed by us that may require us to vary or amend the contents of this Opinion.

b.	We are qualified only to advise on matters governed by Singapore law. We express no opinion with respect to the laws of any other jurisdiction. We have made no investigation of the laws of any country or jurisdiction other than Singapore and do not express or imply any opinion thereof.

c.	Any opinion or view expressed by us herein is limited to matters of the laws of Singapore (and not other matter), as applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with, and any liability which may arise in respect of it is to be governed by, the laws of Singapore. Such opinion or view is also given on the basis that we undertake no responsibility and are under no obligation to advise you of any other matters that may occur after the date of this Opinion which could render the views expressed herein no longer applicable.

d.	Except for the matters expressly stated in paragraph 6 below, we do not express any opinion on the Registration Statement as a whole or on any factual, commercial, accounting, financial, actuarial, technical, statistical or foreign-law matter contained in it.

6.	Subject to the qualifications, assumptions and basis set out herein, our opinion is set out below:

a.	Legal and valid corporate status of the Singapore Subsidiary

The Singapore Subsidiary is a private company limited by shares duly incorporated and validly existing under the laws of Singapore. It was incorporated on 11 September 2017 under the name Remsea Pte. Ltd. and changed its name to Behneh (Singapore) Pte. Ltd. with effect from 23 July 2026. The change of name did not affect its corporate identity, rights, obligations or continuity of existence.

As at the Search Date, based on the ACRA Searches and the statutory registers examined by us: (i) the Directors are the persons identified in the ACRA business profile of the Singapore Subsidiary; (ii) the Shareholder is stated in the ACRA business profile as the registered holder of 116,666 ordinary shares, comprising all issued shares in the capital of the Singapore Subsidiary; and (iii) the corporate status searches disclosed no notice of winding up, judicial management, receivership or striking off in respect of the Singapore Subsidiary.

The Court Searches disclosed no ongoing civil proceedings in the Singapore courts indexed on the Search Date against the Singapore Subsidiary.

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b.	Payment services licensing

Based on the MPI Licence, the MAS Financial Institutions Directory search and the Officer’s Certificate, the Singapore Subsidiary is, as at the date of this opinion, licensed under the PS Act as a major payment institution to provide the regulated payment service or services specified in the MPI Licence, including cross-border money transfer service. No revocation or suspension of the MPI Licence was disclosed by the Documents or searches examined by us.

c.	Composition of the Specified Offences

MAS identified twenty-eight contraventions of MAS Notice PSN01 by the Singapore Subsidiary in respect of the period from August 2020 to August 2023 and offered to compound those contraventions for an aggregate composition sum of S$280,000. The Singapore Subsidiary accepted the composition offer and paid the composition sum in full in accordance with its terms. Under Singapore law, the completed composition precludes the institution of further proceedings against the Singapore Subsidiary in respect of those same Specified Offences. This conclusion is confined to the Specified Offences and does not restrict MAS from exercising any statutory, supervisory, investigatory or enforcement power in relation to any other matter, any future contravention, or any fraud, misrepresentation or material non-disclosure.

d.	Specified Disclosures (Singapore Law only)

The Specified Disclosure fairly summarises in all material respects the Singapore law matters described in at the respective sections of the Registration Statement.

e.	Dividends and Remittance

Under Singapore law, the Singapore Subsidiary may pay dividends only out of profits available for that purpose and in accordance with the Companies Act, its constitution, applicable directors’ duties and any applicable contractual and regulatory restrictions. Singapore law does not generally impose foreign-exchange controls restricting the conversion of Singapore dollars into foreign currency or the remittance of funds outside Singapore, but any payment or remittance remains subject to applicable anti-money laundering, counter-terrorism financing, sanctions, payment services, safeguarding, capital, solvency and other legal or regulatory requirements.

f.	Enforcement of foreign judgments

A final and conclusive judgment for a fixed or ascertainable sum of money rendered by a foreign court having jurisdiction over the judgment debtor according to Singapore conflict-of-laws principles may be recognised and enforced in Singapore under an applicable statutory registration regime or by commencing an action at common law on the judgment. A Singapore court will not ordinarily re-examine the merits of the underlying dispute, but enforcement may be refused on grounds including lack of jurisdiction, fraud, breach of natural justice, public policy, inconsistency with an earlier judgment, or where the judgment is penal, revenue or otherwise founded on foreign public law.

7.	The opinion set out in paragraph 6 above is subject to the following qualifications:

a.	We express no opinion on any law other than the laws of Singapore in force as at the date of this opinion. In particular, we express no opinion on the laws of the Cayman Islands, the British Virgin Islands, the United States or any state of the United States, the rules of the Commission or Nasdaq, or the requirements of the United States Securities Act of 1933.

b.	Paragraph 6a above reports the results of the Court Searches and is not a guarantee that no proceeding, claim, judgment, investigation or liability exists. Proceedings may not appear because they have not been filed, served, indexed or made publicly available. Criminal, regulatory, arbitral, insolvency and foreign proceedings may not be included, and searches against natural persons may be affected by variations in names or identifiers.

c.	Paragraph 6a above does not address beneficial ownership, nominee arrangements, trusts, undisclosed encumbrances, the validity of any prior issue or transfer of shares, or compliance with foreign law. Entry in the electronic register of members evidences registered legal title but may not determine beneficial ownership.

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d.	Paragraph 6b above does not constitute an opinion that the Singapore Subsidiary is, or has at all times been, in compliance with every condition of the MPI Licence or every applicable law, notice, direction, guideline or regulatory expectation. MAS retains its statutory and supervisory powers.

e.	Paragraph 6c above states only the legal effect of the completed composition of the Specified Offences. It does not constitute an opinion on the factual occurrence or remediation of the underlying matters, or on the absence of any other present or future regulatory matter.

f.	Paragraph 6d above is limited to the Specified Disclosure identified in Schedule 1. We express no opinion on the Registration Statement as a whole, the adequacy of disclosure under United States securities laws, or any factual, commercial, accounting, financial, technical or statistical statement.

g.	Paragraph 6e above is subject to the Singapore Subsidiary having profits legally available for distribution and complying with applicable capital-maintenance and solvency rules, its constitution, directors’ duties, creditor interests where relevant, contractual restrictions and all conditions imposed by MAS. We express no opinion that any particular distribution or remittance may be made in any particular amount or at any particular time.

h.	Paragraph 6f above is subject to limitation periods, rules of evidence and procedure, insolvency, restructuring, moratorium, set-off, execution and other laws of general application. A Singapore court may refuse to enforce non-monetary, interlocutory, non-final, non-conclusive, multiple or punitive awards, penalties, fines, taxes or claims involving the direct or indirect enforcement of foreign public law. We express no opinion that a judgment based on United States federal or state securities laws would necessarily be recognised or enforced in Singapore.

i.	References to legislation include amendments and subsidiary legislation in force at the date of this opinion. Administrative guidance, regulatory expectations and published practice may change and may not have the force of law.

j.	Singapore courts may stay, restrain or decline proceedings, grant relief on terms, or apply equitable and discretionary principles. Equitable remedies are discretionary and may not be available where damages are considered adequate.

k.	We assume no obligation to update this opinion for any change in law, fact, circumstance, document or regulatory position occurring after its date.

8.	The facts concerning the Specified Offences are set out in paragraph 6c above – it does not reproduce or disclose the confidential contents of any correspondence issued by MAS. The Company must ensure that the Registration Statement does not quote from, attach or disclose confidential MAS correspondence or information derived from it beyond the extent lawfully permitted or expressly consented to by MAS.

9.	This opinion is addressed to the Company solely for the purposes of the Registration Statement and the Offering. It may not be relied upon for any other purpose or by any other person without our prior written consent.

10.	Our consent to the filing of this opinion as an exhibit to the Registration Statement, and to references to our firm in the Registration Statement, will be contained in a separate consent letter dated 30 October 2026. That consent will not extend to filing, reproducing, quoting or otherwise disclosing any confidential MAS correspondence or other confidential regulatory material.

11.	This opinion is given as of its date and is governed by Singapore law.

Yours faithfully,

DENTONS RODYK & DAVIDSON LLP

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SCHEDULE 1

SPECIFIED DISCLOSURE

S/No.	Header / Description of Content	Registration Statement Page Number

1	Prospectus Summary – Corporate History and Structure	1-2
2	Prospectus Summary – Holding Company Structure	2
3	Prospectus Summary – Transfers of Cash To and From Our Subsidiary	2-3
4	Risks Relating to Our Business and Industry – business is subject to laws on data privacy and protection, and compliance with AML and CFT requirements; otherwise, there is risk of suspension or revocation of MPI license	4-5
5	Risks Relating to Doing Business in Singapore	5-6
6	Risks Related to our Ordinary Shares and this Offering - dividends	6
7	Dividend Restrictions under Singapore Law	21
8	Application of Singapore Law to the Operating Subsidiary	21
9	Singapore Tax Residency Considerations	21-22
10	Singapore Market and Economic Risks	22
11	Risks Relating to Operations in Southeast Asia	22-23
12	Anti-Corruption Compliance	23
13	Enforceability of Foreign Judgments and Shareholder Remedies	23-24
14	Upstream Distribution of Dividends and Cash from the Operating Subsidiary	26
15	Dividend Policy	35
16	Corporate History and Structure – Incorporation of the Singapore Subsidiary	39
17	Corporate History and Structure – Change of Name of the Singapore Subsidiary	39-40
18	Business – Major Payment Institution Licence	57-58
19	Business – Regulatory Status in Singapore	58
20	Business – Compliance with Singapore Licensing Requirements	58-59
21	Business – Singapore Intellectual Property – (b) Patents	69
22	Regulations – Singapore Law	71-74
23	Management – Compensation of Directors and Executive Officers	81
24	Material Income Tax Considerations – Singapore Taxation	100-101
25	Enforceability of Civil Liabilities	115